ADDENDUM TO WARRANT TO PURCHSE COMMON STOCK

This Addendum to Warrant to Purchase Common Stock is entered into as of the 21st day of April 2004 by and between USA Technologies, Inc., a Pennsylvania corporation ("USA") and La Jolla Cove Investors, Inc., a California corporation ("LJCI")

WHEREAS, LJCI and USA are parties to that certain Warrant to Purchase Common Stock dated as of August 2, 2001 ("Conversion Warrant"; and

WHEREAS, the Conversion Warrant expires on August 2, 2004; and

WHEREAS, the parties desire to extend the expiration date of the Warrant and agree to certain other matters, all as set forth below.

NOW, THEREFORE, in consideration of the mutual promises and convenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, USA and LJCI agree as follows:

1. All terms used herein shall have the definitions set forth in the Conversion Warrant.

2.    The Expiration  Date of the Conversion  Warrant is extended to December 1,
      2005

3. LJCI agrees to cumulatively sell less than: (a) 50,000 shares of USA Common Stock per day from the date hereof through April 28, 2004, (b) 100,000 shares of USA Common Stock per day on April 29, 2004 and April 30, 2004, and (c) in each calendar month after April 2004, the greater of: (i) 7% of the previous month's volume or (ii) 2,000,000 shares of USA Common Stock.

4. LJCI does hereby fully, unconditionally and irrevocably remise, release and discharge USA, and its successors and assigns, of and from any and all manner of causes of actions, suits, debts, damages, claims, liabilities and demands of any nature whatsoever, whether vested or contingent, existing or hereafter accruing, known or unknown, which LJCI ever had, now has, or hereafter can, shall or may have against USA for, upon or by reason of any delay in having or failure to have the Warrant Shares (or any other shares of USA covered by the Registration Rights Agreement) registered for resale under the Securities Act of 1933, as amended or for any breach by USA of any obligations to register these shares for resale under the Registration Rights Agreement or the Purchase Agreement.

5. Except as specifically amended herein, all other terms and conditions of the Conversion Warrant shall remain in full force and effect.

IN WITNESS WHEREOF, USA and LJCI have caused this Addendum to Warrant to Purchase Common Stock to be signed by its duly authorized officers on the date first set forth above.

USA Technologies, Inc.                  La Jolla Cove Investors, Inc.

By:  /s/George R. Jensen                By:   /s/Travis W. Huff
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Name: George R. Jensen                  Name: Travis Huff
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Title: Chairman & CEO                   Title: Portfolio Mgr
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